Exhibit 99.1

Subject: An Important Update About Our Company’s Future

Dear Team,

Earlier today, we announced that Dynavax has entered into an agreement to be acquired by Sanofi, a global pharmaceutical company with world-class leadership in launching and commercializing innovative vaccines, and deep scientific, operational, and commercial capabilities.

This was not a decision we made lightly. After a thorough evaluation by our Board of Directors, we believe this strategic move represents the best path forward for our vaccine programs and our science, as well as our patients, employees, and our shareholders.

Why we made this decision

Over the past three decades, you have built a truly special company, creating an incredible legacy. As HEPLISAV-B continues to grow its market leadership position and as our pipeline advances, the scale, capital, and global infrastructure required to bring these vaccines to patients continue to grow. Becoming a part of Sanofi will accelerate that journey and significantly increase the likelihood that our work reaches many more patients around the world, faster.

What this means right now

•	For today and until the acquisition officially closes, it will be business as usual in how we operate. Your role, manager, compensation, and benefits remain the same.

•	We will continue to focus on executing our day-to-day work in advancing our science and programs.

•	The acquisition is expected to close in the first quarter of 2026, subject to customary regulatory reviews.

What we don’t know yet

Some of you may be involved in integration planning activities, and any decisions regarding future organizational structure or roles will be communicated transparently, as new information becomes available, and with respect for everyone involved.

Our commitment to you

We know this news can bring uncertainty and a wide range of emotions. Our leadership team is committed to:

•	Communicating clearly and regularly

•	Sharing information as soon as it becomes available

•	Treating every employee with fairness and respect throughout this process

Next steps

We will host an optional All Hands Meeting to walk through the announcement, the timeline, and to answer your questions. We understand that the timing may be difficult due to the holidays, and so we also plan to hold another All Hands Meeting in early January to reconnect after the holiday break and to address any additional questions you may have. Further, our Dusseldorf site will also receive an invitation for a separate All Hands Meeting as another opportunity to connect with leadership in the coming days.

Thank you for your dedication, resilience, and belief in our mission. I am incredibly proud of what we have built here, and our impact on improving public health truly matters. This agreement is a testament to the strength of your work and will ensure that Dynavax’s legacy endures through our joint mission to bring life-saving vaccines to many more people around the world.

Sincerely,

Ryan

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Betreff: Eine wichtige Mitteilung über die Zukunft unseres Unternehmens

Liebe Kolleginnen und Kollegen,

Heute haben wir bekanntgegeben, dass Dynavax eine Vereinbarung zur Übernahme durch Sanofi getroffen hat – ein globales Pharmaunternehmen mit erstklassiger Expertise in der Einführung und Vermarktung innovativer Impfstoffe sowie umfassenden wissenschaftlichen, operativen und kommerziellen Fähigkeiten.

Diese Entscheidung haben wir nicht leichtfertig getroffen. Nach einer gründlichen Prüfung durch unseren Aufsichtsrat sind wir überzeugt, dass dieser strategische Schritt den besten Weg für unsere Impfstoffprogramme, unsere Wissenschaft sowie für unsere Patientinnen und Patienten, Mitarbeitenden und Aktionäre darstellt.

Warum wir diese Entscheidung getroffen haben

In den vergangenen drei Jahrzehnten habt ihr ein wirklich außergewöhnliches Unternehmen aufgebaut und ein beeindruckendes Vermächtnis geschaffen. Während HEPLISAV-B seine führende Marktposition weiter ausbaut und unsere Pipeline voranschreitet, steigen die Anforderungen an Größe, Kapital und globale Infrastruktur, um diese Impfstoffe zu den Patientinnen und Patienten zu bringen. Die Integration in Sanofi wird diesen Weg beschleunigen und die Wahrscheinlichkeit deutlich erhöhen, dass unsere Arbeit weltweit schneller mehr Menschen erreicht.

Was das jetzt bedeutet

•	Bis zum offiziellen Abschluss der Übernahme bleibt alles wie gewohnt: Eure Rolle, Eure Führungskraft, Eure Vergütung und Sozialleistungen bleiben unverändert.

•	Wir konzentrieren uns weiterhin darauf, unsere tägliche Arbeit zur Weiterentwicklung unserer Wissenschaft und Programme auszuführen.

•	Der Abschluss der Übernahme wird im ersten Quartal 2026 erwartet, vorbehaltlich der üblichen behördlichen Prüfungen.

Was wir noch nicht wissen

Einige von Euch werden möglicherweise in Integrationsplanungen eingebunden. Entscheidungen zur zukünftigen Organisationsstruktur oder zu Rollen werden transparent kommuniziert, sobald neue Informationen vorliegen – stets mit Respekt gegenüber allen Beteiligten.

Unser Versprechen an Euch

Wir wissen, dass diese Nachricht Unsicherheit und unterschiedliche Emotionen auslösen kann. Unser Führungsteam verpflichtet sich:

•	Klar und regelmäßig zu kommunizieren

•	Informationen so schnell wie möglich weiterzugeben

•	Jede Mitarbeiterin und jeden Mitarbeiter fair und respektvoll zu behandeln

Nächste Schritte

Wir werden ein optionales All-Hands-Meeting veranstalten, um die Ankündigung, den Zeitplan und eure Fragen zu besprechen. Uns ist bewusst, dass der Zeitpunkt aufgrund der Feiertage schwierig sein kann. Daher planen wir ein weiteres All-Hands-Meeting Anfang Januar, um nach der Feiertagspause erneut in den Austausch zu gehen und zusätzliche Fragen zu klären. Darüber hinaus wird unser Standort in Düsseldorf eine Einladung zu einem separaten All-Hands-Meeting erhalten, um in den kommenden Tagen eine weitere Gelegenheit zum Austausch mit der Geschäftsführung zu bieten.

Vielen Dank für Euer Engagement, Euer Durchhaltevermögen und Euren Glauben an unsere Mission. Ich bin unglaublich stolz auf das, was wir hier aufgebaut haben – unser Beitrag zur Verbesserung der öffentlichen Gesundheit ist von großer Bedeutung. Diese Vereinbarung ist ein Beweis für die Stärke Eurer Arbeit und stellt sicher, dass das Erbe von Dynavax fortbesteht durch unsere gemeinsame Mission, lebensrettende Impfstoffe zu noch mehr Menschen weltweit zu bringen.

Mit freundlichen Grüßen

Ryan

About Dynavax

Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. Dynavax has two commercial products, HEPLISAV-B® vaccine [Hepatitis B Vaccine (Recombinant), Adjuvanted], which is approved in the U.S., the European Union and the United Kingdom for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant. For more information about Dynavax’s marketed products and development pipeline, visit www.dynavax.com.

Dynavax Note Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this press release, other than purely historical information, including statements relating to the sale of Dynavax and any statements relating to Dynavax’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of December 23, 2025 by and among Dynavax, Samba Merger Sub, Inc., and Sanofi (the “Merger Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement, including the time and benefits thereof, and the possibility of any termination of the Merger Agreement; potential effect of the merger on Dynavax’s clinical pipeline, market share and beliefs that hepatitis B and shingles represent significant adult vaccination opportunities and important public health needs, and other statements that are not historical facts. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results and the timing of events may differ materially from those anticipated in such forward-looking statements because of risks associated with uncertainties which include, without limitation, risks related to the timing of the tender offer and the subsequent merger; whether sufficient stockholders of Dynavax will tender their shares in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the merger; risks associated with acquisitions, such as the risk that the effects of disruption from the transactions of Dynavax’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; as well as other risks related to Dynavax’s businesses detailed in Dynavax’s public filings with the SEC from time to time, including the most recent Annual Reports on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The reader is cautioned not to unduly rely on these forward-looking statements. Dynavax expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Additional Information for US Shareholders and Where to Find It

The tender offer for the outstanding shares of Dynavax common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Dynavax, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file tender offer materials on Schedule TO, and Dynavax will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. HOLDERS OF SHARES OF DYNAVAX ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT DYNAVAX STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Dynavax at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free on Dynavax’s website at https://investors.dynavax.com/sec-filings.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Dynavax files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Dynavax at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Dynavax’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.